Exhibit 99.1

For More Information Contact:

Christi Waarich
Manager of Investor Relations
Pain Therapeutics, Inc.
cwaarich@paintrials.com
650-825-3324

FOR IMMEDIATE RELEASE
---------------------

                           PAIN THERAPEUTICS ANNOUNCES
                      SECOND QUARTER 2003 FINANCIAL RESULTS

SOUTH SAN FRANCISCO,  Calif. - July 22, 2003 - Pain Therapeutics,  Inc. (Nasdaq:
PTIE), a medical research company, today reported financial results for the three and six months ended June 30, 2003.

The net loss for the quarter ended June 30, 2003 was $4.3 million, or $0.16 per share, compared to a net loss of $3.7 million, or $0.14 per share in the second quarter of 2002. The net loss for the six months ended June 30, 2003 was $9.0 million, or $0.33 per share, compared to a net loss of $7.7 million, or $0.29 per share for the same period in 2002.

Cash and cash equivalents totaled $42.5 million at June 30, 2003. The Company continues to expect its cash requirements for 2003 to be approximately $20 million. The increase in cash requirements in the second half of 2003 will be in connection with an increase in clinical trial activity.

"We achieved several important clinical milestones this quarter with both of our lead drug candidates," said Remi Barbier president and chief executive officer. "In June, we announced successful clinical results with Oxytrex(TM), our investigational new drug for chronic pain. In a 350 patient Phase II study, Oxytrex(TM) met the primary endpoint of reducing chronic pain with statistical significance against both oxycodone (p=0.006) and placebo (p<0.001) during a 21-day treatment period. As a result of these data, we recently announced the initiation of a pivotal Phase III study with Oxytrex(TM). Our pipeline also includes PTI-901, an investigational new drug to treat patients with Irritable Bowel Syndrome. In late May, we announced encouraging clinical results with PTI-901 in a 50 patient open-label study. We remain committed to the goal of initiating a 600 patient Phase III study with PTI-901 later this year."

Research and development expenses for the second quarter of 2003 increased to $3.7 million from $2.7 million for the same three-month period in 2002. Research and development expenses for the six months ended June 30, 2003 increased to $7.5 million from $5.5 million for the same period in 2002. The increase in research and development expenses was primarily due to costs related to the completion of the Oxytrex(TM) 21-day safety study and the initiation of the Phase III study with Oxytrex(TM).

General and administrative expenses for the second quarter of 2003 decreased to $0.8 million from $1.3 million for the same period in 2002. General and administrative expenses for the six months ended June 30, 2003 decreased to $1.7 million from $2.8 million for the same period in 2002. The decrease in general and administrative expenses resulted primarily from lower non-cash equity related expenses.

About Opioid Drugs
------------------
Opioid drugs (sometimes called `narcotic painkillers') are derived from the opium poppy plant. These drugs are widely used throughout the world to treat severe pain. In the United States, for example, sales of opioid drugs exceed $3 billion per year. Despite widespread use, opioid drugs have debilitating effects that limit their true potential to treat pain. Acute use often results in side effects, such as nausea or vomiting. Chronic use may lead to tolerance, dependence, abuse, or, more rarely, addiction. As a result, some patients prefer to suffer through pain rather than to endure the ill effects of opioid drugs. The under-treatment of chronic pain is a serious and growing problem in the U.S. For example, according to the National Institutes of Health, over 40 million Americans are unable to find relief from their pain.

About Pain Therapeutics, Inc.
-----------------------------
We are a medical research company specializing in the discovery and development of novel proprietary painkillers. We believe one of our lead drug candidates, Oxytrex(TM), may offer more pain relief (with no increase in side-effects) or lower tolerance/dependence, withdrawal effects or addiction potential compared to conventional forms of oxycodone. The market for oxycodone exceeded $1.5 billion in the United States in 2002. Another drug candidate, PTI-901, is aimed at treating patients who suffer from abdominal pain associated with Irritable Bowel Syndrome (IBS). We believe a safe and efficacious drug to treat IBS represents a $1 billion market opportunity. For more information, please visit our website at www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 and it is Pain Therapeutics' intent that such statements be protected by the safe harbor created thereby. Examples of such statements include, but are not limited to, any statements relating to the timing, breadth or anticipated results of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates, the expected cash requirements for 2003 and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission, including its Form S-3 as amended, filed July 18, 2003.

                            -Financial Tables Follow-

                             PAIN THERAPEUTICS, INC.
                        (A Development Stage Enterprise)
                        CONDENSED STATEMENTS OF OPERATION
                      (in thousands except per share data)
                                   (Unaudited)

                                                    Three months ended           Six months ended
                                                         June 30,                    June 30,
                                                  ----------------------------- --------------------
                                                    2003          2002          2003          2002
                                                  --------      --------      --------      --------
Operating expenses (1):
  Research and development                        $  3,715      $  2,674      $  7,503      $  5,490
  General and administrative                           751         1,307         1,720         2,812
                                                  --------      --------      --------      --------
    Total operating expenses                         4,466         3,981         9,223         8,302
                                                  --------      --------      --------      --------
    Operating loss                                  (4,466)       (3,981)       (9,223)       (8,302)
Other income:
  Interest income                                      120           266           261           561
                                                  --------      --------      --------      --------
Net loss                                          $ (4,346)     $ (3,715)     $ (8,962)     $ (7,741)
                                                  ========      ========      ========      ========
Basic and diluted loss per share                  $  (0.16)     $  (0.14)     $  (0.33)     $  (0.29)
                                                  ========      ========      ========      ========
Weighted-average shares used in computing
basic and diluted loss per share                    27,334        27,037        27,250        26,973
                                                  ========      ========      ========      ========

(1) Included in research and development and general and administrative expenses are stock-based compensation expenses (reduction in expenses) of ($16) and $191 for the three months ended June 30, 2003 and 2002, respectively, and $87 and $533 for the six months ended June 30, 2003 and 2002.

                             PAIN THERAPEUTICS, INC.
                        (A Development Stage Enterprise)
                                 BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                                             June 30,     December 31,
                                                                               2003           2002
                                                                            ---------     ------------
Assets
Current assets:
     Cash and cash equivalents                                              $  42,546      $  50,091
     Interest receivable                                                           38             55
     Prepaid expenses                                                              41          1,101
                                                                            ---------      ---------
                        Total current assets                                   42,625         51,247
Property and equipment, net                                                     1,831          2,003
Other assets                                                                       75             75
                                                                            ---------      ---------
                        Total assets                                        $  44,531      $  53,325
                                                                            =========      =========
Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                                       $   1,731      $   2,648
     Accrue compensation and benefits                                             541            273
     Accrued liabilities                                                          123            180
                                                                            ---------      ---------
                        Total liabilities                                       2,395          3,101
                                                                            ---------      ---------
Stockholders' equity
     Common stock                                                                  27             27
     Additional paid-in-capital                                               103,770        103,254
     Deferred compensation                                                        (58)          (304)
     Notes receivable from stockholders                                           (10)          (122)
     Deficit accumulated during the development stage                         (61,593)       (52,631)
                                                                            ---------      ---------
                        Total stockholders' equity                             42,136         50,224
                                                                            ---------      ---------
                        Total liabilities and stockholders' equity          $  44,531      $  53,325
                                                                            =========      =========


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